Exhibit 10.16

NII HOLDINGS, INC. SEVERANCE PLAN

Plan Document and Summary Plan Description

As Amended and Restated Effective February 27, 2013

TABLE OF CONTENTS

ARTICLE                                              PAGE

ARTICLE I        ADOPTION                                     1

ARTICLE II        ELIGIBILITY                                     2

ARTICLE III        INVOLUNTARY TERMINATION                        3

ARTICLE IV        CONDITIONS OF AWARD                             5

ARTICLE V        CALCULATION OF SEVERANCE PAY                     6

ARTICLE VI        PAYMENT OF SEVERANCE BENEFITS                     8

ARTICLE VII        OTHER BENEFITS                                 9

ARTICLE VIII    DECISION FINAL AND BINDING                         10

ARTICLE IX        ADMINISTRATION                                 11

ARTICLE X        CLAIMS PROCEDURE                            12

ARTICLE XI        FUNDING                                     14

ARTICLE XII        AMENDMENT AND TERMINATION                     15

ARTICLE XIII    GENERAL PLAN INFORMATION AND ERISA RIGHTS             16

ARTICLE XIV    MISCELLANEOUS                                 19

SCHEDULE I        PARTICIPATING AFFILIATED COMPANIES                 S-I

NII HOLDINGS, INC. SEVERANCE PLAN

ARTICLE I
ADOPTION

NII Holdings, Inc. originally established the NII Holdings, Inc. Severance Plan (the “Plan”), effective February 11, 2003 in order to provide severance pay to certain eligible employees of NII Holdings, Inc. and certain subsidiaries in the event of an involuntary termination of employment. This Plan and summary plan description reflects the terms and conditions of the Plan, as amended and restated, effective July 22, 2008. The Plan is intended to constitute an employee welfare benefit plan and not a pension plan under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and shall be interpreted and administered accordingly.

This Plan shall provide severance pay benefits to eligible employees of NII Holdings, Inc. and certain affiliated companies of NII Holdings, Inc. which shall adopt this Plan with the consent of NII Holdings, Inc. NII Holdings, Inc. and each participating affiliated company shall be referred to collectively as the "Company"; provided, however, that each participating affiliated company shall be considered the "Company" with respect to its own employees only. The establishment of this Plan is not to be considered an express or implied contract of employment for any term or a restriction of the right of the Company to terminate the employment relationship of any employee.

ARTICLE II
ELIGIBILITY

2.01    Eligibility Employees: An employee of the Company is eligible for severance pay under the Plan only if the employee is a full-time employee of the Company, meaning the employee is regularly scheduled to work at least 30 hours per week; and

(i)	the employee is employed by the Company in the United States; or

(ii)	the employee receives U.S. source earned income (within the meaning of Internal Revenue Code Sections 911(d)(2) and 861(a)(3)).

2.02    Ineligible Individuals: Notwithstanding the provisions of Section 2.01, the following individuals shall not be eligible for severance pay under the Plan:

(i)	part time employees (employees who are regularly scheduled to work less than 30 hours per week)

(ii)	temporary employees

(iii)	casual employees

(iv)	independent contractors

(v)	consultants

(vi)	contract personnel assigned to work at the Company by an outside employment agency

(vii)	employees employed by the Company pursuant to a collective bargaining agreement

(viii)	employees covered by an employment or separation agreement with the Company, unless such agreement expressly provides that such employee may be considered for an award of severance pay under the Plan.

ARTICLE III
INVOLUNTARY TERMINATION

3.01    Involuntary Termination: Severance pay shall be awarded to an eligible employee only if employment with the Company is involuntarily terminated, through no fault of his or her own, due to a lack of work, job elimination, work force reduction, a determination by management that, due to business reasons, the employee's performance or contribution to the business (although satisfactory) does not meet the needs of the business, or for any other reason determined by the Company to form the basis for an award of severance pay under this Plan, subject to the restrictions in Section 3.02. The employee's termination of employment must be intended to be permanent.

3.02    Exclusions: An employee shall not be eligible for severance pay under the Plan if his or her termination is for any reason other than those referred to in Section 3.01. The Company, in its sole discretion, shall determine in all cases whether a termination is involuntary for purposes of being considered for a possible award of severance pay under the Plan. In no event, however, shall a termination of employment be deemed involuntary for purposes of the Plan if the employee:

(i)    is terminated for cause, including but not limited to, failure to meet the performance requirements of the position, policy violation, theft, gross misconduct, etc.; or

(ii)    fails or refuses to return all Company property in the employee's possession, and/or fails to clear all expenses and other financial accounts, as of the Separation Date, as defined in Section 5.01(iii). (Examples of Company property include, without limitation: Company security badge, office keys, and all Company documents, files and computer disks. Examples of accounts to be cleared include, without limitation: the completion and reconciliation of expense accounts and the pay-off of loans and other financial obligations owing by the employee to the Company); or

(iii)    resigns or otherwise voluntarily terminates his or her employment; or

(iv)
is terminated by temporary layoff or furlough, except that if the Company elects to convert the temporary layoff or furlough into a permanent layoff, severance benefits may then be payable as of the effective date of permanent layoff if the employee is otherwise eligible for benefits under the Plan; or

(v)
is classified by the Company as Global Grade 13or below and is offered a position within the Company (not involving relocation to an office or location that is more than 50 miles away from the employee's current place of employment) and providing the same or greater Annual Earnings, as defined in Section 5.01(i)) in lieu of termination, but fails or refuses to accept it; or is classified as Global Grade 14 or above and is offered a position within the Company (not involving relocation to an office or location that is more than 50 miles away from the employee's current place of employment and providing the same or greater Annual Earnings, as defined in Section 5.01(i), and that is classified at an equivalent or greater position level) in lieu of termination, but fails or refuses to accept it; or

(vi)    is terminated because of the Company's sale or transfer of all or part of its assets and he or she is offered employment with the buyer or transferee company at the same or greater Annual Earnings, as defined in Section 5.01(i), which does not require relocation to an office or location that is more than 50 miles away from the employee's current place of employment; or

(vii)    is terminated in connection with the “outsourcing” of operational functions, and he or she is offered employment by the outsourcing vendor at the same or greater Annual Earnings, as defined in Section 5.01(i), which does not require relocation to an office or location that is more than 50 miles away from the employee's current place of employment; or

(viii)    is terminated for failure to return to work following a leave of absence; or

(ix)    retires; or

(x)    dies, at which time eligibility for severance benefits will end and all such benefit payments will cease; or

(xi)    is separated from the Company because he or she is no longer able to perform the essential functions of his or her job (with or without reasonable accommodation) because of a disability; or

(xii)
accepts a position which requires relocation to an office or location that is more than 50 miles away from the employee's current place of employment, but later declines to relocate when such relocation becomes mandatory; or

(xiii)
is terminated for any reason (including those referred to in Section 3.01), but thereafter (and prior to receipt of any severance pay hereunder) receives an offer of reemployment or other position with the Company or, any such purchaser or affiliate, whether or not he or she accepts such offer.

For purposes of Section 3.02, a company shall be considered an affiliate of the Company or a purchaser if it is considered to be under common control with the Company or such purchaser for purposes of Internal Revenue Code Section 414(b) and 414(c), as modified by Internal Revenue Code Section 415(h), or Internal Revenue Code Section 414(m).

ARTICLE IV
CONDITIONS OF AWARD

4.01    Conditions of Award: As a condition of receiving an award of severance pay, the Company shall require the employee to execute a release agreement:

(i)	acknowledging that the severance pay he or she is receiving under the Plan represents the full amount payable to him or her under the Plan;

(ii)
releasing all known and unknown claims the employee has or may have against the Company (not to include claims for benefits payable under the terms of any other employee benefit plans of the Company); and

(iii)	in an appropriate case as determined by the Company, agreeing that he or she will not provide services to a competitor during a specified period.

The release agreement shall also contain an agreement of confidentiality, non-disparagement and non-solicitation and the Company's obligation to make or continue severance payments to the employee shall cease if the employee violates any such limitations. The release agreement shall be irrevocable in accordance with applicable law. Except as otherwise required to comply with Section 409A of the Internal Revenue Code (or associated regulations), no severance payment shall be due and the Company shall have no obligation under this Plan to make any payments unless and until the Employee has executed the release agreement and any revocation period has lapsed without revocation.

The Company also retains the right to condition payment of severance pay upon the employee's faithful performance of any remaining obligations he or she may owe to the Company. Any awarded but unpaid severance pay shall be terminated if, following the employee's termination of employment, such employee engages in behavior which is determined in the sole judgment of the Company to be detrimental to the reputation or operation of the Company or if the employee otherwise fails to comply with any terms of the release agreement.

ARTICLE V
CALCULATION OF SEVERANCE PAY

5.01    Calculation of Severance Pay: The amount of severance pay to be paid to an eligible terminated employee shall be determined as provided below. For purposes of determining severance pay, relevant terms are defined as follows:

(i)	“Annual Earnings” means the annualized base salary of the employee at the time of separation, without regard to overtime, bonus, incentive payments or commission payments.

(ii)    “Service” means all periods of employment with the Company. It also may include periods of employment with a company that was acquired by the Company, if the employee was an active employee or on disability, military, or other leave of absence at the time of the acquisition. Service does not include any period of employment for which the employee has received severance pay under the Plan or under any similar plan of the Company, or any other predecessor company, or service before retirement from a predecessor company.

(iii)    “Separation Date” means the last date of employment with the Company.

5.02    Global Grades 13 and Below: Severance pay for eligible employees who are classified by the Company as Global Grade 13 or below will be equal to:

(i)    four (4) weeks of Annual Earnings, plus

(ii)	one (1) week of Annual Earnings for each full or partial year of Service, plus

(iii)    additional weeks of Annual Earnings for each $10,000 of Annual Earnings at or above $50,000 in accordance with the following schedule:

Annual Earnings     Additional Weeks Pay
$50,000 to $69,999     2
$70,000 to $79,999     4
$80,000 to $89,999     6
$90,000 to $99,999     8
$100,000 and over     Continue schedule at 2 weeks per $10,000.

The maximum benefit payable for employees who are classified by the Company as Global Grade 13 and below is 26 weeks of severance pay. The minimum benefit payable for employees classified by the Company as Global Grade 13and below is 6 weeks of severance pay.

5.03    Global Grades 14 and 15: For eligible employees who are classified by the Company as Global Grade 14 or 15, severance pay will be equal to six (6) months of the employee's Annual Earnings plus one month for each full or partial year of Service up to a maximum of nine (9) months of Annual Earnings (i.e., an eligible employee with more than two (2) years of Service would receive nine (9) months of Annual Earnings). Employees at this level will also receive a payment equal to any annual bonus payment that is unpaid for the previous fiscal year and an additional payment equal to a prorated portion of the annual bonus payment for the period ending on the Separation Date. These payments will be made when, and if, annual bonuses are paid to employees at the same position level as the terminated employee for the applicable plan year in the following year and will be calculated based on the bonus goal achievement level for the employee's business unit for the applicable year.

5.04    Global Grades 16 and Above: For eligible employees who are classified by the Company as Global Grade 16or above, severance pay will be equal to nine (9) months of the employee's Annual Earnings plus one month of Annual Earnings for each full or partial year of Service up to a maximum of 12 months of Annual Earnings (i.e., an eligible employee with more than two (2) years of Service would receive a maximum of 12 months of Annual Earnings). Employees at this level will also receive a payment equal to any annual bonus payment that is unpaid for the previous fiscal year and an additional payment equal to a prorated portion of the annual bonus payment for the period ending on the Separation Date. These payments will be made when, and if, annual bonuses are paid to employees at the same position level as the terminated employee for the applicable plan year in the following year and will be calculated based on the bonus goal achievement level for the employee's business unit for the applicable year.

5.05    Other Severance Agreements. The Company may, in its sole discretion, authorize severance benefits on terms or in an amount different from that set out elsewhere in the Plan. The Company also may, in its sole discretion, waive or modify, for individual employees or one or more classes of employees, the eligibility requirements for severance benefits or modify the method of calculating their severance benefits.

ARTICLE VI
PAYMENT OF SEVERANCE BENEFITS

6.01    Method of Payment: Although severance pay normally will be made to an employee in a single lump sum cash payment, the Company reserves the right to distribute severance pay through periodic payments. In no event, however, shall any award of severance under the Plan be paid over a period of more than 24 months. The amount of severance pay awarded, as well as any other terms and conditions governing receipt of the severance pay will be communicated to the employee and set out in the release agreement. The form in which payment will be made (and the time at which it will be made or begin) must be set out in the release agreement or otherwise established before the release agreement is signed. Except as otherwise provided in the release agreement or required below, payment shall be made or begin within 60 days of the date of termination. Any payment shall be subject to withholding for federal, state and local income, employment and other taxes.

For purposes of any payment under this Plan to which Section 409A of the Internal Revenue Code applies, an employee's termination of employment shall have the same meaning as “separation from service” under Section 409A (and any related regulations). In the event that an employee is a “specified employee” within the meaning of Section 409A (as determined by the Company or its delegate), any payment under this Section which is subject to Section 409A shall not be made or begin until the expiration of the 6-month period following Employee's termination of employment. Such delay in payment shall not apply, however, if, at the time of the employee's termination, no equity securities of the Company (or any of its affiliates) is publicly traded (with the meaning of Section 409A) on an established securities market or otherwise.

6.02    Termination of Severance Payments: If a former employee who has received (or is entitled to receive) severance benefits under this Plan does any of the following, any severance pay due hereunder will be forfeited and any amounts previously paid shall be forfeited and repaid to the Company upon such terms and conditions as the Company may establish in its sole discretion: (a) Fails to return all Company property, (b) discloses to or uses confidential information about the Company for the benefit of a third party, (c) engages in unfair competition with the Company, (d) defames the Company, (e) entices or attempts to entice other employees of the Company to work for a competitor or (e) otherwise fails to comply with any terms of his or her release agreement. If a former employee dies before all severance payments have been made under this Plan, severance pay benefits will cease immediately. No benefits will continue to a beneficiary.

6.03    Employees Who Return to Work: If an employee terminates employment and receives severance pay, and that employee later returns to work at the Company before receiving all payments under the Plan, further severance pay benefits shall cease effective as of the rehire date. If a former employee who received severance pay is rehired by the Company, he or she shall be required to repay a portion of the severance pay benefit. The amount that must be repaid shall be determined by converting the total amount of severance paid to the employee into weeks of pay (calculated using the employee's weekly pay rate prior to his or her initial termination of employment) and then subtracting from the total amount of severance paid an amount equal to the weekly pay rate multiplied by the number of weeks that the employee was not employed by the Company. The employee shall be required to repay the value of the weeks of severance pay that exceed the number of weeks the employee was not employed by the Company. Although a lump sum repayment is preferred, the Company, in it sole discretion, may allow an employee to repay the severance benefits under another arrangement, including voluntary payroll deductions.

ARTICLE VII
OTHER BENEFITS

7.01    Other Benefits: A terminated employee shall receive other benefits in accordance with the provisions of the other benefit plans and policies sponsored by the Company in which the employee participates (or under which he or she is eligible) at termination.

ARTICLE VIII
DECISIONS FINAL AND BINDING

8.01    Decisions Final and Binding; The Company, in its sole discretion, shall determine in all cases whether an involuntary termination of employment has occurred, whether in the circumstances of any particular employee's termination an award of basic severance pay should be made under the Plan, the amount of such award and the method of payment. All decisions of the Company and/or the Plan Administrator shall be final and binding on all employees and other interested parties.

ARTICLE IX
ADMINISTRATION

9.01    Administration: NII Holdings, Inc. shall be the named fiduciary of the Plan and the Plan Administrator for purposes of ERISA. NII Holdings, Inc. shall be responsible for the overall operation of the Plan and shall have the fiduciary responsibility for the general operation of the Plan, although each participating affiliated company shall be solely responsible for decisions under the Plan with respect to its terminated employees. Accordingly, each participating affiliated company shall also be a fiduciary under the Plan, but only with respect to its terminated employees. NII Holdings, Inc. and each participating affiliated company may appoint or employ such persons as they deem necessary to render advice with respect to any of their respective responsibilities under the Plan. NII Holdings, Inc. and each participating affiliated company may designate any one or more of its employees or any other persons to carry out any of their respective responsibilities under the Plan and, except as and to the extent determined by the Company, none of such employees or other persons shall receive any compensation from the Plan for his or her services in such capacity (other than expense reimbursements).

ARTICLE X
CLAIMS PROCEDURE

10.01    Claims Procedure:

(a)    The Company shall notify each employee whom the Company determines is to be awarded a severance pay allowance of such determination and shall provide any forms required in connection with payment of such benefits. Any employee who disagrees with the Company's determination with respect to the awarding of severance pay, if any, under the Plan may submit a written statement to the Human Resources Department of his or her participating affiliated company describing the basis of his or her claim for benefits, together with any forms required by the Company in this connection.

(b)    If the claim of an employee is wholly or partially denied after he or she has completed the required documents as described above, he or she shall be notified by registered mail within ninety (90) days after the written claims statement is submitted, or within ninety (90) days after any required forms are filed, if later (except that in special circumstances the Company may take an additional ninety (90) days to consider its decision, in which case the employee will be notified of the extension and the date by which the Plan expects to make a determination on the claim). If the claim is denied, notification shall set forth:

(i)	the specific reasons for the denial (including references to any pertinent Plan provisions on which the denial is based);

(ii)	if applicable, a description of any additional material or information necessary for the claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iii)	the claims review procedure, (including a statement of the employee's right to bring a civil action following a denial on review).

(c)    The Company will review the appeal of any such claim denials. Any employee who has filed a claim for benefits may make a written appeal request to the Company, within sixty (60) days after denial of his or her claim, for a review of such claim. Any such request may include a statement by the employee of any relevant issues and comments and may include a request for an opportunity to review the Plan and any other pertinent documents (which will be made available to him or her within thirty (30) days after such request is received, at a convenient Company office during business hours). The Company will review any materials submitted by the claimant on review regardless of whether the materials were submitted or considered during the initial benefit determination. The employee claiming benefits shall be notified of the final decision of the Company within sixty (60) days after his or her request for a review is received. However, if the Company finds it necessary due to special circumstances to extend this period and so notifies the claimant in writing, the decision shall be rendered as soon as practicable, but in no event later than one hundred twenty (120) days after the claimant's request for review. The decision shall be in writing and shall set forth specific reasons for denial (including reference to any pertinent Plan provisions on which the denial is based). The written notice will inform the claimant of his or her right to bring a civil suit under federal law and a statement that he or she is entitled to receive, upon request and without charge, reasonable access to or copies of all documents, records or other information relevant to his claim determination. Notice of determination may also be provided in an electronic form that complies with any applicable legal requirements. All interpretations, determinations and decisions of the Company as to any Plan claim shall be final and conclusive and binding on all interested parties.

Unless there are special circumstances, this administrative appeal process must be completed before the claimant may begin any legal action regarding his claim.

ARTICLE XI
FUNDING

11.01    Funding: The Plan shall not be funded through a trust, an insurance contract or otherwise, and all benefit payments from the Plan shall be made from the general assets of the Company. Accordingly, an employee shall not have any claim against specific assets of the Company, and shall be only a general creditor with respect to any severance pay awarded to him or her under the Plan.

ARTICLE XII
AMENDMENT AND TERMINATION

12.01    Amendment and Termination: The Plan may be amended, suspended or terminated, in whole or in part, at any time and from time to time by a written instrument signed by the Board of Directors of NII Holdings, Inc. or by an officer of NII Holdings, Inc. who has been authorized to do so by the Board of Directors of NII Holdings, Inc. Any such amendment, suspension or termination may apply to any or all employees. Any provisions of the Plan may be modified for any employees or group of employees by an appendix, which shall be attached hereto. Upon termination of the Plan, the Company shall have no further liability hereunder, and all Plan benefits (except any amounts payable to employees who separated from service before the date of Plan termination and are otherwise entitled to benefits hereunder) shall cease.

ARTICLE XIII
GENERAL PLAN INFORMATION

13.01    General Plan Information:

NII Holdings, Inc. Severance Plan is the name of the Plan.

The provisions of the Plan were effective on February 11, 2003 which is called the Effective Date of the Plan.

The Plan is funded through the general assets of the Company.

The Plan's records are maintained on a twelve-month period of time. This is known as the Plan Year. The Plan Year begins on January 1st and ends on December 31st.

13.02    Plan Sponsor:

NII Holdings, Inc. is the official Plan Sponsor. In addition, certain affiliated companies of NII Holdings, Inc. have adopted the Plan with the consent of NII Holdings, Inc. A complete list of participating affiliated companies adopting the Plan can be found at Schedule I.

13.03    Plan Administrator Information:

NII Holdings, Inc. shall have the exclusive discretion and authority to administer the Plan, including (but not limited to) the power to interpret the provisions of the Plan in order to determine the rights of eligible employees; to pay or cause to be paid severance pay benefits under the Plan; to administer the claims procedure of the Plan; and to determine all questions concerning eligibility, participation, benefits and the rights of all persons under the Plan and all other questions arising in the administration of the Plan. When appropriate, NII Holdings, Inc. may delegate its duties as Plan Administrator to any entity or person(s).

The address and business telephone number of NII Holdings, Inc. is:

1875 Explorer Street
10th Floor
Reston, VA 20190
(703) 390-5108

NII Holdings, Inc. keeps the records for the Plan and is responsible for the administration of the Plan. NII Holdings, Inc. will also answer any questions you may have about the Plan.

13.04    Identification Numbers:

In any formal correspondence about the Plan, the following numbers should be referenced:

Employer Identification Number:    EIN     91-1671412
Plan Identification Number:        PIN    502

13.05    Service of Legal Process:

The name and address of the Plan's agent for service of legal process is:

General Counsel
NII Holdings, Inc.
1875 Explorer Street
10th Floor
Reston, VA 20190

Service of process may also be made on the Plan Administrator.

13.06    Rights Under ERISA:

Each eligible employee in this Plan is entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 ("ERISA"). ERISA provides that all employees covered under this Plan shall be entitled to:

(i)    Examine, without charge, at NII Holdings, Inc., all Plan documents, including insurance contracts, collective bargaining agree-ments and copies of all documents filed by the Plan with the U.S. Department of Labor, such as annual reports and plan description;

(ii)    Obtain copies of all Plan documents and other Plan information upon written request to NII Holdings, Inc. NII Holdings, Inc. may make a reasonable charge for the copies;

(iii)    Receive a summary of the Plan's annual financial report, as applicable. NII Holdings, Inc. is required by law to furnish each Participant with a copy of any summary annual report;

(iv)    File suit in a federal court if any materials requested are not received within thirty (30) days of the date of the Participant's request, unless the materials were not sent because of matters beyond the control of NII Holdings, Inc.. The court may require NII Holdings, Inc. to pay up to $110.00 for each day's delay until the materials are received.

In addition to creating rights for employees covered under this Plan, ERISA imposes obligations upon the persons who are responsible for the operation of an employee benefit plan. These persons are referred to as "fiduciaries" in the law. Fiduciaries must act solely in the interest of the employees covered under this Plan, and they must exercise prudence in the performance of their Plan duties. Fiduciaries who violate ERISA may be removed and required to make good any losses they have caused the Plan.

NII Holdings, Inc. or your employer may not fire you or discriminate against you to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

If you are improperly denied a welfare benefit in full or in part, you have a right to file suit in a federal court. If Plan fiduciaries are misusing the Plan's money, you have a right to file suit in a federal court or request assistance from the U.S. Department of Labor. If you are successful in your lawsuit, the court, if it so decides, may require the other party to pay your legal costs, including attorney's fees. If you lose your lawsuit, the court may order you to pay these costs and fees if, for example, it finds your claims are frivolous.

If you have any questions about this statement or your rights under ERISA, you should contact NII Holdings, Inc. or the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.

ARTICLE XIV
MISCELLANEOUS

14.01    Miscellaneous:

(a)    The award of severance pay under the Plan shall not be taken into account to increase any benefits provided (or to continue participation in or coverage) under any other plan or policy of the Company or an affiliate, except as otherwise specifically provided in such other plan or policy.

(b)    Awards payable under this Plan shall not be assigned, transferred, pledged as a security for indebtedness or otherwise encumbered or subjected to any legal process for the payment of any claim against an employee, except for amounts due to the Company and to the extent required by law; provided, that for any payment subject to Section 409A of the Internal Revenue Code, offsets shall be allowed only to the extent permitted under Section 409A and any related regulations.

(c)    Whenever appropriate in the Plan, words used in the singular may be read in the plural; words used in the plural may be read in the singular; and words importing the masculine gender shall be deemed equally to refer to the feminine. Any reference to a Section shall refer to a Section of this Plan, unless otherwise indicated.

(d)    The headings of sections are included solely for convenience of reference, and if there be any conflict between such headings and the text of the Plan, the text shall control.

(e)    Except to the extent preempted by federal law, the Plan shall be construed, administered and enforced according to the law of the Commonwealth of Virginia without reference to principles of conflict of laws.

(f)    To the extent applicable, this Plan is intended to comply with the distribution and other requirements of Section 409A of the Internal Revenue Code. For any Plan payments subject to Section 409A, the Plan shall be interpreted and applied to the maximum extent possible consistent with Section 409A.